FOR IMMEDIATE RELEASE	Contacts:
Investors: Michael Weitz 203-352-8642
Media: Robert Zimmerman 203-359-5131

WWE® Reports 2010 First Quarter Results

STAMFORD, Conn., May 6, 2010 - World Wrestling Entertainment, Inc. (NYSE:WWE) today announced financial results for its first quarter ended March 31, 2010. Revenues totaled $138.7 million as compared to $107.8 million in the prior year quarter. Operating income was $37.3 million as compared to $16.7 million in the prior year quarter. Net income was $24.7 million, or $0.33 per share, as compared to $10.3 million, or $0.14 per share in the prior year quarter. There are several items that impact comparability, primarily the timing of WrestleMania® XXVI. Excluding these items, revenues totaled $109.9 million, adjusted operating income was $22.6 million and adjusted net income was $14.7 million, or $0.20 per share.

“In the first quarter, we delivered significant growth in earnings and profitability, reaching our highest operating margin in our recent history,” stated Vince McMahon, Chairman and Chief Executive Officer. “WrestleMania XXVI attracted more than 70,000 fans and contributed profits of over $13 million for the second consecutive year. Looking ahead, our faith in the future is strengthened by the ongoing power of our brands, the strength of our partnerships and our ongoing focus on operating efficiency. We remain confident that we can achieve our targeted earnings growth and drive greater profits.” As previously communicated, the WWE business outlook targets average annual earnings growth of 15% to 20% over the 2009-2012 period.

Comparability of Results

WrestleMania XXVI occurred on March 28, 2010, and consequently, is included in our first fiscal quarter financial results. However, WrestleMania XXV occurred on April 5, 2009 and was included as part of our second quarter results in 2009. WrestleMania XXVI contributed approximately $28.8 million of revenues, $13.1 million of profit contribution ($8.8 million, net of tax) and $0.12 of EPS from across our various business lines in the current quarter. The Q1 2010 results also reflect an infrastructure tax credit which reduced depreciation and amortization expense by $1.6 million. In addition, Q1 2009 results included approximately $2.2 million of restructuring related expenses associated with our headcount reduction that occurred in January 2009. For comparative purposes, schedules showing the Adjusted Operating Income, Adjusted EBITDA and Adjusted Net Income, excluding the impact of WrestleMania XXVI and these items, have been provided in the supplemental information included in this release.

Results by Business Segment

Revenues from North America and outside North America increased 28% and 33%, respectively, led by our Live and Televised Entertainment segment. Excluding the impact of WrestleMania XXVI, revenues from North America decreased 3% and outside North America increased 19%. In addition, there was an approximate $2.1 million favorable impact from foreign exchange rates.

The following tables reflect net revenues by segment and by region for the three months ended March 31, 2010 and March 31, 2009. (Dollars in millions)

	Three Months Ended
	March 31,	March 31,
Net Revenues	2010	2009
Live and Televised Entertainment	$98.2	$64.1
Consumer Products	30.7	33.1
Digital Media	6.4	6.9
WWE Studios	3.4	3.7
Total	$138.7	$107.8

	Three Months Ended
	March 31,	March 31,
Net Revenues by Region	2010	2009
North America	$106.9	$83.8
Europe, Middle East & Africa (EMEA)	19.0	16.1
Asia Pacific (APAC)	7.8	6.2
Latin America	5.0	1.7
Total	$138.7	$107.8

Live and Televised Entertainment

Revenues from our Live and Televised Entertainment businesses were $98.2 million for the current quarter as compared to $64.1 million in the prior year quarter. The 53% increase in revenues primarily reflects the impact of WrestleMania XXVI as previously discussed. Excluding the impact of WrestleMania XXVI, revenues from our Live and Televised Entertainment businesses increased 9% to $69.7 million.
  Live Event revenues were $26.0 million as compared to $18.0 million in the prior year quarter, primarily due to the timing of WrestleMania XXVI. WrestleMania XXVI generated approximately $6.7 million in revenue in the current quarter.
  There were 75 total events during the current quarter as compared to 87 events in the prior year quarter, primarily due to touring logistics. There were four international events performed in both the current and prior year quarter.

  North American events generated $23.5 million of revenues from 71 events as compared to $17.0 million from 83 events in the prior year quarter. North American average attendance increased 33% to approximately 8,100 from 6,100 in the prior year quarter. The average ticket price for North American events was $38.64 in the current quarter as compared to $33.54 in the prior year. Excluding the impact of WrestleMania XXVI in the current quarter, revenues were $16.8 million, North American average attendance was 7,300 and average ticket price was $32.47.
  Pay-Per-View revenues were $32.4 million as compared to $13.6 million in the prior year quarter. There were three pay-per-view events produced in the current year quarter as compared to two in the prior year quarter. Excluding the impact of WrestleMania XXVI in the current quarter, pay-per-view revenues totaled approximately $13.4 million. Beginning in January 2010, the suggested domestic retail price of non-WrestleMania pay-per-view events increased $5.00 to $44.95.
The details for the number of buys (in 000s) are as follows:

Events (in chronological order)	Three Months Ended	Three Months Ended
	March 31, 2010	March 31, 2009
Royal Rumble®	462	450
Elimination Chamber™/No Way Out®	285	272
WrestleMania XXVI	885	-

Prior events	(40)	96
Total	1,592	818

  Venue Merchandise revenues were $6.5 million as compared to $4.6 million in the prior year quarter. The increase is due to higher per capita sales of $10.33 in the current quarter as compared to $9.29 in the prior year quarter. Excluding the impact of WrestleMania XXVI, revenues were $4.9 million and per capita sales was $8.41 in the current quarter.

  Television Rights Fees revenues were $29.4 million as compared to $24.9 million in the prior year quarter. This increase was primarily due to license fees received from our new WWE Superstars television show and contractual increases from our existing programs.

  WWE Classics on Demand™ revenues were $1.3 million as compared to $1.5 million in the prior year quarter, primarily due to a decline in domestic subscribers.

Consumer Products

Revenues from our Consumer Products businesses were $30.7 million versus $33.1 million in the prior year quarter. Consumer Products revenues declined 7% primarily due to a decline in our Home Video business.
  Home Video net revenues were $7.6 million as compared to $9.2 million in the prior year quarter. This decrease reflects a reduction in the sale of new releases as shipments declined 11% to approximately 813,000 units in the current period. In addition, revenues were negatively impacted by a 6% decline in average price per unit to approximately $13.75 and lower sell-through rates.

  Licensing revenues were $19.9 million as compared to $19.8 million in the prior year quarter, reflecting additional sales of toys and novelties partially offset by lower video game sales. Toys and novelties increased by approximately $0.5 million and $0.6 million, respectively, while revenues related to video games declined by $1.0 million in the current quarter.

  Magazine publishing net revenues were $2.8 million as compared to $3.5 million in the prior year quarter, primarily reflecting lower sell-through rates in the current quarter.
Digital Media

Revenues from our Digital Media related businesses were $6.4 million as compared to $6.9 million in the prior year, representing a 7% decrease.
  WWE.com revenues were $3.4 million as compared to $3.9 million in the prior year quarter, primarily reflecting a decline in wireless and online advertising revenues.

  WWEShop revenues were $3.0 million in both the current and prior year quarter. The number of orders increased by 3% to approximately 62,000 which was offset by a 4% decline in the average revenue per order to $47.77 as compared to the prior year quarter.
WWE Studios

During the current quarter, we recorded revenue of $3.4 million related to previously released films as compared to $3.7 million in the prior year quarter. We participate in revenues generated by the distribution of these films after the print, advertising and distribution costs incurred by our distributors have been recouped and the results have been reported to us. Accordingly, we have not recorded revenues for 12 Rounds or The Marine 2.

Profit Contribution (Net revenues less cost of revenues)

Profit contribution increased to $65.0 million in the current quarter as compared to $51.4 million in the prior year quarter, reflecting approximately $13.1 million in WrestleMania XXVI related profit in the current quarter. Gross profit contribution margin remained essentially unchanged at approximately 47% as compared to 48% in the prior year quarter, reflecting efficiencies in our Live and Televised Entertainment segment offset by a decline in our Consumer Products segment. The efficiencies in the Live and Televised Entertainment segment were led by sustained cost reductions in marketing and TV production. The decline in the Consumer Products segment was primarily due to decreases in our Home Video business. Excluding the impact of WrestleMania XXVI in the current quarter, profit was essentially flat as compared to the prior year quarter and contribution margin was 47%.

Selling, general and administrative expenses

SG&A expenses were $25.8 million for the current quarter as compared to $30.9 million in the prior year quarter, reflecting decreases in staff related expenses, legal and professional fees and bad debt expense. Excluding items that impact comparability, SG&A expenses declined 10% to $25.8 million in the current quarter from $28.7 million in the prior year quarter.

Depreciation and amortization

Depreciation and amortization expense was $1.9 million for the current quarter as compared to $3.8 million in the prior year quarter, reflecting a $1.6 million benefit from the recognition of an infrastructure tax credit received in the current quarter. Excluding items that impact comparability, depreciation and amortization expense was $3.5 million in the current quarter as compared to $3.8 million in the prior year quarter.

EBITDA

EBITDA was approximately $39.2 million in the current quarter as compared to $20.5 million in the prior year quarter. Excluding the impact of items affecting comparability, adjusted EBITDA was $26.1 million as compared to $22.8 million in the prior year quarter.

Investment and Other (Expense) Income

The decline in investment income of $0.1 million in the current quarter reflects lower interest rates. Other expense of $1.0 million, as compared to other expense of $1.3 million in the prior year quarter, reflects changes in the revaluation of warrants held in certain licensees, partially offset by increased foreign exchange losses.

Effective tax rate

In the current quarter, the effective tax rate was 33% as compared to 35% in the prior year quarter. The decrease in tax rate year over year was primarily driven by increased benefits from Internal Revenue Code (IRC) Section 199 related to qualified domestic production activities.

Cash Flows

Net cash provided by operating activities was $38.0 million for the three months ended March 31, 2010 as compared to $47.3 million in the prior year period. This decrease was driven by the timing of WrestleMania XXVI, feature film investments and changes in working capital, including changes in the Company’s tax position.

Additional Information

Additional business metrics are made available to investors on a monthly basis on our corporate website – corporate.wwe.com.

Note: World Wrestling Entertainment, Inc. will host a conference call on May 6, 2010 at 11:00 a.m. ET to discuss the Company’s earnings results for the first quarter of 2010. All interested parties can access the conference call by dialing 888-647-2706 (conference ID: WWE). Please reserve a line 15 minutes prior to the start time of the conference call. A presentation that will be referenced during the call can be found at the Company web site at corporate.wwe.com. A replay of the call will be available approximately three hours after the conference call concludes, and can be accessed at corporate.wwe.com.

World Wrestling Entertainment, Inc., a publicly traded company (NYSE: WWE), is an integrated media organization and recognized leader in global entertainment. The company consists of a portfolio of businesses that create and deliver original content 52 weeks a year to a global audience. WWE is committed to family-friendly, PG content across all of its platforms including television programming, pay-per-view, digital media and publishing. WWE programming is broadcast in more than 145 countries and 30 languages and reaches more than 500 million homes worldwide. The Company is headquartered in Stamford, Conn., with offices in New York, Los Angeles, Chicago, London, Shanghai, Tokyo and Toronto.

Trademarks: All WWE programming, talent names, images, likenesses, slogans, wrestling moves, trademarks, copyrights and logos are the exclusive property of World Wrestling Entertainment, Inc. and its subsidiaries. All other trademarks, logos and copyrights are the property of their respective owners.

Forward-Looking Statements: This news release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties. These risks and uncertainties include risks relating to maintaining and renewing key agreements, including television distribution agreements; the need for continually developing creative and entertaining programming; the continued importance of key performers and the services of Vincent McMahon; the conditions of the markets in which we compete; acceptance of the Company's brands, media and merchandise within those markets; uncertainties relating to regulatory and litigation matters; risks resulting from the highly competitive nature of our markets; the importance of protecting our intellectual property and complying with the intellectual property rights of others; risks associated with producing live events both domestically and internationally; uncertainties associated with international markets; risks relating to our film business and any new business initiative which we may undertake; risks relating to the large number of shares of common stock controlled by members of the McMahon family; and other risks and factors set forth from time to time in Company filings with the Securities and Exchange Commission. Actual results could differ materially from those currently expected or anticipated. In addition, our dividend is significant and is dependent on a number of factors, including, among other things, our liquidity and historical and projected cash flow, strategic plan (including alternative uses of capital), our financial results and condition, contractual and legal restrictions on the payment of dividends, general economic and competitive conditions and such other factors as our Board of Directors may consider relevant, including a waiver by the McMahon family of a portion of the dividends.

World Wrestling Entertainment, Inc.
Consolidated Income Statements
(in thousands, except per share data)
(Unaudited)

	Three	Three
	Months Ended	Months Ended
	March 31, 2010	March 31, 2009
Net revenues	$138,725	$107,825

Cost of revenues	73,685	56,437
Selling, general and administrative expenses	25,879	30,857
Depreciation and amortization	1,839	3,783

Operating income	37,322	16,748

Investment income, net	483	616
Interest expense	(71)	(91)
Other expense, net	(1,042)	(1,325)

Income before income taxes	36,692	15,948

Provision for income taxes	11,955	5,626

Net income	$24,737	$10,322

Earnings per share – Basic and Diluted:
Net income	$0.33	$0.14

Shares used in per share calculations:
Basic	74,231	73,476
Diluted	75,219	73,899

World Wrestling Entertainment, Inc.
Consolidated Balance Sheets
(dollars in thousands)
(Unaudited)

	As of	As of
	March 31,	December 31,
	2010	2009
ASSETS

CURRENT ASSETS:

Cash and equivalents	$136,347	$149,784
Short-term investments	90,112	58,440
Accounts receivable, net	65,538	62,732
Inventory, net	1,921	2,182
Prepaid expenses and other current assets	24,667	21,721

Total current assets	$318,585	$294,859

PROPERTY AND EQUIPMENT, NET	81,217	84,376

FEATURE FILM PRODUCTION ASSETS	43,152	37,053

INVESTMENT SECURITIES	22,280	22,370

INTANGIBLE ASSETS, NET	273	276

OTHER ASSETS	1,640	1,687

TOTAL ASSETS	$467,147	$440,621

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt	$1,103	$1,082
Accounts payable	23,458	21,281
Accrued expenses and other liabilities	45,403	35,164
Deferred income	25,609	14,603

Total current liabilities	95,573	72,130

LONG-TERM DEBT	2,506	2,790
NON-CURRENT TAX LIABILITIES	13,712	17,152
NON-CURRENT DEFERRED INCOME	11,116	11,528

STOCKHOLDERS' EQUITY:
Class A common stock	258	257
Class B common stock	477	477
Additional paid-in capital	329,773	326,008
Accumulated other comprehensive income	2,266	2,377
Retained earnings	11,466	7,902
Total stockholders' equity	344,240	337,021

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$467,147	$440,621

World Wrestling Entertainment, Inc.
Consolidated Statements of Cash Flows
(dollars in thousands)
(Unaudited)

	March 31,	March 31,
	2010	2009
OPERATING ACTIVITIES:
Net income	$24,737	$10,322
Adjustments to reconcile net income to net cash provided by
operating activities:
Amortization of feature film production assets	1,340	1,574
Revaluation of warrants	(96)	858
Depreciation and amortization	1,839	3,783
Realized loss on sale of investments	(52)	-
Amortization of investment income	366	288
Stock compensation costs	2,347	1,132
(Recovery) provision for doubtful accounts	(1,488)	477
Provision for inventory obsolescence	974	393
Benefit from deferred income taxes	(3,694)	(484)
Excess tax benefit from stock-based payment arrangements	(157)	-
Changes in assets and liabilities:
Accounts receivable	(428)	6,372
Inventory	(713)	522
Prepaid expenses and other assets	(2,850)	4,023
Feature film production assets	(7,597)	(223)
Accounts payable	2,177	2,371
Accrued expenses and other liabilities	10,744	13,824
Deferred income	10,594	2,086
Net cash provided by operating activities	38,043	47,318

INVESTING ACTIVITIES:
Purchase of property and equipment	(2,747)	(1,468)
Proceeds from infrastructure incentives	3,240	-
Purchase of other assets	(60)	(16)
Purchase of short-term investments	(34,566)	(10,168)
Proceeds from sales or maturities of short-term investments	2,479	-
Net cash used in investing activities	(31,654)	(11,652)

FINANCING ACTIVITIES:
Repayments of long-term debt	(263)	(245)
Dividends paid	(20,707)	(20,454)
Issuance of stock, net	434	429
Proceeds from exercise of stock options	553	-
Excess tax benefit from stock-based compensation arrangements	157	-
Net cash used in financing activities	(19,826)	(20,270)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(13,437)	15,396
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	149,784	119,655
CASH AND CASH EQUIVALENTS, END OF PERIOD	$136,347	$135,051

World Wrestling Entertainment, Inc.
Supplemental Information –
Adjusted Operating Income, Adjusted EBITDA and Adjusted Net Income
(dollars in thousands)
(Unaudited)

	Three	Three
	Months Ended	Months Ended
	March 31, 2010	March 31, 2009
Operating Income reported on U.S. GAAP basis	$37,322	$16,748

Restructuring Charge	-	2,219
WrestleMania XXVI Operating Income	(13,075)	-
Infrastructure tax credit	(1,674)	-

Adjusted Operating Income	$22,573	$18,967

Depreciation and amortization	1,839	3,783

Adjustment (Added back): Infrastructure tax credit	1,674	-

Adjusted EBITDA	$26,086	$22,750

Depreciation and amortization	(1,839)	(3,783)
Infrastructure tax credit	(1,674)	-
Investment, interest and other expense, net	(630)	(800)

Adjusted Income before Taxes	21,943	18,167

Adjusted Provision for taxes	(7,241)	(6,358)

Adjusted Net Income	$14,702	$11,809

Earnings per share – Basic and Diluted:
Adjusted Net Income	$0.20	$0.16

Shares used in per share calculations:
Basic	74,231	73,476
Diluted	75,219	73,899

Non-GAAP Measure:

We define Adjusted Operating Income, Adjusted EBITDA and Adjusted Net Income as Operating Income, EBITDA and Net Income adjusted for significant non-recurring events that affect comparability. The schedule above adjusts for a one-time restructuring charge, the timing difference of WrestleMania and a non-recurring infrastructure tax credit. Although these metrics are not recognized measures of performance under U.S. GAAP, Adjusted Operating Income and Adjusted EBITDA are presented for comparative purposes of the Company’s normalized performance. Adjusted Operating Income and Adjusted EBITDA should not be considered as an alternative to net income, cash flows from operations or any other indicator of World Wrestling Entertainment Inc.’s performance or liquidity, determined in accordance with U.S. GAAP.

World Wrestling Entertainment, Inc.
Supplemental Information - Adjusted Income Statement
Excluding Impact of WrestleMania XXVI
(dollars in millions)
(Unaudited)

	Q1 2010	Q1 2010	Q1 2010	Q1 2009
	Reported	WM XXVI	Adjusted
Revenues:

Live & Televised Entertainment

Live Events	$26.0	$6.7	$19.3	$18.0
Venue Merchandise	6.5	1.6	4.9	4.6
Pay-Per-View	32.4	19.0	13.4	13.6
Television Rights Fees	29.4	-	29.4	24.9
Television Advertising	1.4	-	1.4	1.4
Other	2.5	1.2	1.3	1.6
Total Live & Televised Entertainment	98.2	28.5	69.7	64.1

Consumer Products	30.7	-	30.7	33.1

Digital Media	6.4	0.3	6.1	6.9

WWE Studios	3.4	-	3.4	3.7
Total Revenues	$138.7	$28.8	$109.9	$107.8

Profit Contribution

Live & Televised Entertainment	$41.5	$12.8	$28.7	$25.7
Consumer Products	18.7	-	18.7	20.9
Digital Media	2.8	0.3	2.5	2.6
WWE Studios	2.0	-	2.0	2.2

PROFIT CONTRIBUTION	$65.0	$13.1	$51.9	$51.4

Selling, General & Administrative	25.8	-	25.8	30.9

Depreciation & Amortization	1.9	-	1.9	3.8

Operating Income	$37.3	$13.1	$24.2	$16.7

Investment, interest and other (expense)
income, net	(0.6)	-	(0.6)	(0.8)

Income before taxes	$36.7	$13.1	$23.6	$15.9

Provision for income taxes	12.0	4.3	7.7	5.6

Net Income	$24.7	$8.8	$15.9	$10.3

EPS basic and diluted	$0.33	$0.12	$0.21	$0.14

World Wrestling Entertainment, Inc.
Supplemental Information – Earnings Per Share
(in thousands, except per share data)
(Unaudited)

	Three	Three
	Months Ended	Months Ended
	March 31, 2010	March 31, 2009
Basic earnings per share:
Class A	$0.42	-
Class B	$0.29	-
Total	$0.33	$0.14

Diluted earnings per share:
Class A	$0.41	-
Class B	$0.29	-
Total	$0.33	$0.14

Weighted average shares outstanding (diluted)
Class A	27,505	-
Class B	47,714	-
Total	75,219	73,899

Supplemental Information:

Net income per share of Class A Common Stock and Class B Common Stock is computed in accordance with a two-class method of earnings allocation. Any undistributed earnings for each period are allocated to each class of common stock based on the proportionate share of the amount of cash dividends that each class is entitled to receive. There were no undistributed earnings for the three months ended March 31, 2009.

World Wrestling Entertainment, Inc.
Supplemental Information – EBITDA
(dollars in thousands)
(Unaudited)

	Three	Three
	Months Ended	Months Ended
	March 31, 2010	March 31, 2009
Net income reported on U.S. GAAP basis	$24,737	$10,322

Provision for income taxes	11,955	5,626
Investment, interest and other expense, net	630	800
Depreciation and amortization	1,839	3,783

EBITDA	$39,161	$20,531

Non-GAAP Measure:

EBITDA is defined as net income before investment, interest and other expense/income, income taxes, depreciation and amortization. The Company’s definition of EBITDA does not adjust its U.S. GAAP basis earnings for the amortization of Feature Film production assets. Although it is not a recognized measure of performance under U.S. GAAP, EBITDA is presented because it is a widely accepted financial indicator of a company’s performance. The Company uses EBITDA to measure its own performance and to set goals for operating managers. EBITDA should not be considered as an alternative to net income, cash flows from operations or any other indicator of World Wrestling Entertainment Inc.’s performance or liquidity, determined in accordance with U.S. GAAP.

World Wrestling Entertainment, Inc.
Supplemental Information- Free Cash Flow
(dollars in thousands)
(Unaudited)

	Three	Three
	Months Ended	Months Ended
	March 31, 2010	March 31, 2009
Net cash provided by operating activities	$38,043	$47,318

Less cash used in capital expenditures:
Purchase of property and equipment	(2,747)	(1,468)
Proceeds from infrastructure incentives	3,240	-
Purchase of other assets	(60)	(16)

Free Cash Flow	$38,476	$45,834

Non-GAAP Measure:

We define Free Cash Flow as net cash provided by operating activities less cash used for capital expenditures. Although it is not a recognized measure of liquidity under U.S. GAAP, Free Cash Flow provides useful information regarding the amount of cash our continuing business is generating after capital expenditures, available for reinvesting in the business and for payment of dividends.